Exhibit 99.1

Understanding M2M Technology and iMetrik M2M’s Unique Position for Growth

An Overview of iMetrik M2M Solutions Inc. (IMEK – OTCQB)

There’s the Internet that we all know, love and rely upon every day.  The applications are so broad that it can be hard to imagine where the Internet is going next, but most experts believe that the next big boom is Machine-to-Machine, or M2M technology.  Whereas the Internet we know today could be called “the Internet of People,” M2M is hailed as “the Internet of Things” because it allows virtually anything to “talk” to another machine anywhere in the world, 24 hours a day, 7 days a week.  The M2M technology that allows machines to communicate makes way for people – consumers, managers, etc. – to control and monitor any machine or appliance wherever it is located in the world simply using a computer or smartphone to collect the data, receive real-time notifications of possible malfunctions, and make necessary adjustments remotely.

Having been a leader in the M2M research space, iMetrik Solutions, Inc. (OTCQB:IMEK) is now well positioned to start making much more noise with the all-in-one M2M solution it has developed.  M2M applications consist of communications between a sensor that takes readings and monitors specific parameters and another device that collects and transmits the data to the interested party.  The data could be temperature, condensation, speed, pressure, fluid levels, amperage, elevation, etc.  It doesn't matter if it’s a person, machine, object, the air or something that moves as fast as a car or slow as a snail, it still produces some type of data and much of that data is important to someone, somewhere.  Simply put, M2M collects and transmits data from anything to anywhere.

Breaking Down Barriers

The nascent technology is now starting to hit its stride with the hockey-stick figure of exaggerated non-linear growth expected in the next couple years.  Until now, the primary issue that has held back those who want to take advantage of the possibilities created by this new technology, has been the fact that they had to put together many different building blocks from multiple suppliers to create a whole system.  Requiring 1) sensors to capture the data; 2) a device to convey the data; 3) network connectivity to transmit the data; and 4) a web application to read, interpret, and issue commands in response to the data, M2M was limited to the realm of enterprise IT departments with the budget and human resources to assemble a puzzle of such complexity on their own.  Up until recently, no one vendor had put all the pieces together into a single package, so M2M growth remained stunted in the face of this barrier to adoption.

Enter iMetrik M2M.  The company has recently unveiled the first truely plug-and-play M2M solution.  IMEK has spent years integrating the sensors, the gateways, the network and the software to develop its technology as a new gold standard for simplicity and superiority in M2M applications.  Long-life, battery-powered sensors collect data and then transmit it through RF waves (like a cordless telephone) to iMetrik's Cellular Gateway.  This Gateway can be several hundred feet from each sensor and accommodate up to 100+ sensors.  The gateway then uses the GSM cellular networks to send the signals to its Network Operating Center where iMetrik’s web servers make the final information available to any user with Internet access, whether by phone, tablet, laptop or desktop. Bringing all the necessary components in one box, the Cellular Gateway comes pre-activated on the iMetrik global network, avoiding the need for users to negotiate mobile operator connectivity contracts.

Just like the Internet for people before it, the uses for the Internet of machines are limited only by the imagination.

Strategic Partners for Rapid Growth

Having completed testing and certification, iMetrik's all-in-one solution is poised to hit the market in a big way. In addition to the extensive distribution network of it sensor manufacturing partner, Monnit, it has already reached an agreement with Metropolitan Industries, one of the leading sump-pump manufacturers in the United States.  Although Metropolitan is one of the largest players in the sump-pump industry, that category only represents about 30 percent of its business.  The company also generates substantial revenue from its HVAC offerings, which are another perfect fit for iMetrik sensor technology, as well as municipal governmentd contracts and various industrial sectors, all of which have a variety of needs that would be well served by the advanced situational awareness and control that M2M brings to the table.

Metropolitan will be adding the M2M solution to more than 200,000 sump pumps it sells each year.  Why?  That answer is simple and shows what a critical difference M2M solutions can make to a company's business practices.  In the case of sump pumps, any kind of fault in the device  is likely to result in water damage of disastrous proportions.  With sensors continually monitoring a pump's condition any deficiencies can be remedied before natural disaster strikes – which is when they would otherwise have been revealed by their failure to prevent the catastrophe they were installed for.  The annual cost associated of monitoring even thousands and thousands of sensors with iMetrik’s system could potentially be recouped by the avoidance of just a single instance of extensive flood damage.  So pump manufacturers will love it…and so will insurance companies.  It's likely insurance companies will eventually offer discounted rates for usage of M2M technologies that protect assets like this, in the same way that they do for security systems on houses or cars.

Partnering with two leaders in their respective industries such as Monnit and Metropolitan should give iMetrik the type of market exposure that most small companies can only dream of.  Besides introducing the solution to their already impressive lists of existing clients, both Monnit and Metropolitan have been exhibiting the iMetrik products at trade shows across the country, leading to additional sales beyond the first units purchased upon iMetrik's initial delivery of the system to its distributors.

A Big, Bright Future

iMetrik represents the solution to the key problem of complexity that has limited the adoption and expansion of M2M usage worldwide.  A study by Machina Research calls for the M2M market to hit 12 billion devices by 2020, generating a staggering EUR 714 billion in revenue (US$571 billion).  These M2M connections will account for half of all global data connections, the report adds.  Major corporations are looking to penetrate the M2M space as the boom begins as evidenced through Verizon (NYSE: VZ) paying a 175.86 percent premium to acquire Hughes Telematics, Inc. (OTCBB: HUTC) for $612 million, or $12.00 per share.  The evolution has begun and iMetrik is positioned right on the crest of this massive wave in growth.